Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 19, 2025 relating to the financial statements of Central RoRo, LLC as of December 31, 2024 and 2023 and for the periods then ended.

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 19, 2025 relating to the financial statements of Main & Main RoRo Property Owner LLC as of December 31, 2024 and 2023 and for the periods then ended.

/s/ Artesian CPA, LLC

Denver, CO

August 25, 2025

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com